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Exhibit 10.14

CROCS, INC.

Board of Directors Compensation Plan

        On June 26, 2008, the Board of Directors of Crocs, Inc. (the "Company") approved a new compensation arrangement for non-employee directors effective as of June 26, 2008. The new compensation arrangement provides the following for non-employee directors:

          (a)   Annual cash compensation of $80,000 payable to each non-employee director in quarterly payments of $20,000 each;

          (b)   Additional annual cash compensation of $10,000 payable to the chair of the Audit Committee and additional annual cash compensation of $5,000 payable to each of the chairs of the Governance and Nominating Committee and the Compensation Committee;

          (c)   Annual grant to each non-employee director of $100,000 of common stock of the Company based on the fair market value of the common stock on the date of grant; and

          (d)   Annual grant to the Chairman of the Board of options to purchase 10,000 shares of common stock of the Company at an exercise price equal to the fair market value of the common stock on the date of grant, which options will vest in four equal annual installments on the date of the annual meeting of stockholders each year.

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Board of Directors Compensation Plan